EXHIBIT 1

PREFERRED STOCK REPURCHASE AGREEMENT

This PREFERRED STOCK REPURCHASE AGREEMENT (the “Agreement”) is made as of the 23rd day of December, 2019, by and among FTE Networks, Inc., a Nevada corporation (the “Company”), and each of the parties set forth on Exhibit A hereto (each individually a “Seller” and collectively, the “Sellers”).

BACKGROUND

WHEREAS, the Sellers collectively desire to sell one hundred (100) shares of Series H Preferred Stock, par value $0.01 per share (“Series H Preferred Stock”), of the Company, in the amounts set forth opposite the Sellers’ names on Exhibit A hereto; and

WHEREAS, the Company desires to repurchase and redeem the Series H Preferred Stock, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

i. Purchase and Sale of Series H Preferred Stock. On the terms and subject to the conditions set forth herein, each Seller, severally and not jointly, hereby sells, assigns and transfers to the Company the Series H Preferred Stock owned by such Seller, and the Company hereby purchases and redeems such Series H Preferred Stock from such Seller, in each case for the aggregate consideration set forth opposite such Seller’s name on Exhibit A hereto (the “Purchase Price”). The Company shall pay the Purchase Price to each Seller on the date hereof by the Company’s plain check. Upon mutual execution and delivery of this Agreement, and upon delivery of the Purchase Price, transfer of the Series H Preferred Stock shall be deemed complete and effective as of the date first above set forth.

ii. Representations and Warranties of the Sellers; Acknowledgements. Each Seller hereby represents and warrants to the Company, severally and not jointly, that:

(1) Authorization. Such Seller has the full power and authority to enter into this Agreement and that this Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(2) No Conflicts. The execution, delivery and performance by such Seller of this Agreement does not conflict with, violate or cause a default under any law, rule, regulation, judicial or administrative decree, judgment, organizational document or other agreement applicable to such Seller. No litigation or other governmental proceeding has been initiated or, to the knowledge of Seller, threatened seeking to invalidate or otherwise materially impair the transactions contemplated by this Agreement.

(3) Good Title to Securities. Such Seller has good title to the Series H Preferred Stock owned by such Seller and reflected on Exhibit A hereto, free and clear of any liens, security interests and other encumbrances of any kind. Such Seller has not transferred, assigned or otherwise disposed of any of the Series H Preferred Stock, nor entered into any agreement to do so, since the date of issuance thereof. Such Seller may freely transfer the Series H Preferred Stock to the Company without restriction or limitation.

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(4) Acknowledgement. Such Seller is relying on its own knowledge of the financial outlook and affairs of the Company in making its decision to sell its Series H Preferred Stock.

(5) Full Satisfaction. The Purchase Price constitutes all of the consideration owed to such Seller for the redemption of the Series H Preferred Stock and full satisfaction of the Company’s obligations to such Seller with respect to the Series H Preferred Stock.

iii. Representations and Warranties of the Company. The Company represents and warrants to each Seller as follows:

(1) Authority. The Company is in good standing in the State of Nevada and has sufficient power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action.

(2) No Conflicts. The execution, delivery and performance of this Agreement by the Company do not conflict with, violate or cause a default under any law, rule, regulation, judicial or administrative decree, judgment, organizational document or other agreement applicable to the Company. No litigation or other governmental proceeding has been initiated or, to the knowledge of the Company, threatened seeking to invalidate or otherwise materially impair the transactions contemplated by this Agreement.

iv. No Continuing Obligation. From and after the date hereof, all rights of the Sellers with respect to the Series H Preferred Stock being sold hereunder shall cease with respect to such Series H Preferred Stock, and such Series H Preferred Stock shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

v. Further Assurances. From and after the date of this Agreement, upon the request of any party hereto, the other parties will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

vi. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

vii. Governing Law. This Agreement and any other documents referred to herein shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada (without reference to its conflicts of laws principles or those of any other jurisdiction).

viii. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, representatives, successors, and assigns.

ix. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties affected thereby. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity,

x. Entire Agreement. All agreements, covenants, representations and warranties, express or implied, oral or written, of the parties hereto concerning the subject matter hereof are contained herein. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, covenants, representations, and warranties concerning the subject matter hereof are merged herein.

xi. Counterparts. If this Agreement is executed in counterparts, each counterpart shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

COMPANY:

FTE Networks, Inc.

By:	/s/ Michael P. Beys
Name:	Michael P. Beys
Title:	Interim Chief Executive Officer

SELLERS:

/s/ Fred Sacramone
Fred Sacramone

/s/ Brian McMahon
Brian McMahon

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Exhibit A

Seller Name and Address	Shares of Series H Preferred Stock Being Sold	Aggregate Purchase Price
Fred Sacramone [address]	33	$33

Brian McMahon [address]	67	$67

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